Personal & Confidential	Exhibit 10.63

TO:	Linda Lupini	DATE:	August 31, 2012
FROM:	Jason Aryeh	RE:	Addendum to Severance Letter

Addendum to Severance Letter

Further to your discussions with me, this Addendum will confirm the following changes to your Severance Letter dated July 27, 2012.

1.	Your Termination Date is changed from August 31, 2012 to December 14, 2012. Due to this change to your Termination Date, the following payments will increase:

a)	Section 1(c): The 18 months contribution to your RRSP will increase from $15,531.30 to $21,868.57.

b)	Section 5: The 2012 Cash Incentive Compensation Earned Pro-Rated to Termination Date payment will increase from $104,902.67 to $137,684.75.

2.	As requested by you, your employment status will convert from 1.0 FTE to 0.60 FTE effective October 1, 2012. Your salary, bonus, vacation, sick days, short-term and long-term disability & life insurance will be adjusted in proportion to your FTE Status but that decrease from 1.0 FTE to 0.60 FTE will not result in a reduction of the severance amounts provided under Sections 1 or 6 of the Severance Letter.

All other terms and conditions of your Severance Letter dated July 27, 2012 will remain unchanged.

Please confirm your agreement with this Addendum to your Severance Letter dated July 27, 2012 by signing both copies, and returning one copy as soon as possible. You may retain the second copy for your personal records.

Acknowledged and agreed by:

/s/ Jason Aryeh	August 31, 2012
Jason Aryeh	Date
Chairman

/s/ Linda Lupini	August 31, 2012
Linda Lupini	Date